Exhibit 99.1

Oak Hill Capital Partners to Acquire Dave & Buster’s from Wellspring Capital for $570 Million

Dallas, Texas – May 3, 2010 – Dave & Buster’s, Inc. (“Dave & Buster’s”) announced today that Oak Hill Capital Partners (“Oak Hill Capital”), a leading private equity firm, has entered into a definitive agreement to acquire Dave & Buster’s from Wellspring Capital Management, LLC (“Wellspring”).  Oak Hill Capital is investing in partnership with Dave & Buster’s current management team, led by CEO Steve King.  The aggregate value of the transaction is approximately $570 million.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier owner and operator of 56 high-volume restaurant/entertainment venues that provide customers with the unique opportunity to “Eat, Drink & Play®” all in one location.  Dave & Buster’s offers a full menu of high quality food and beverage items combined with an extensive assortment of entertainment attractions, including state-of-the-art video games, interactive simulators and other games of skill.  Dave & Buster’s currently has stores in 24 states and Canada.

Steve King, CEO of Dave & Buster’s, said, “We have thoroughly enjoyed our partnership with Wellspring and thank the firm for its support.  We are very excited to partner with Oak Hill Capital given its extensive experience investing in consumer, retail and restaurant companies, as well as its long history of working successfully with management teams.  We believe Oak Hill Capital will be a value-added partner that will help Dave & Buster’s execute against its strategy of continuing to build its brand and expand its store base.”

Tyler Wolfram, a Partner at Oak Hill Capital, said, “Dave & Buster’s is a category defining concept that offers its customers a unique interactive entertainment and dining experience in a lively setting.  We believe there is a tremendous opportunity to grow the Dave & Buster’s store base given its differentiated format, the strength of its brand and the meaningful number of untapped markets across North America and beyond.  We look forward to working closely with Steve and the rest of the company’s management team to capitalize on these growth opportunities.”

Greg S. Feldman, Managing Partner of Wellspring, said, "We are very pleased by the growth and financial performance of Dave & Buster’s since we acquired the company in 2006.  This has been a very successful investment for our firm and the company is well-positioned for the future, both domestically and internationally.  We thank Steve King, his management team and all Dave & Buster’s employees for their great work and wish them continued success."

Completion of the transaction, which is subject to regulatory approvals and customary closing conditions, is expected in the second quarter of 2010.

Jefferies & Company, Inc. acted as sole financial advisor to Dave & Buster’s and J.P. Morgan Securities Inc. acted as sole financial advisor to Oak Hill Capital in the transaction.  The transaction has fully committed financing, consisting of debt financing to be provided by JPMorgan Chase Bank N.A., an affiliate of J.P. Morgan Securities Inc., and Jefferies & Company, Inc.  J.P. Morgan Securities Inc. will act along with Jefferies & Company, Inc. as Joint Lead Arranger and Bookrunner for such financing.  Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to Wellspring Capital and Weil, Gotshal & Manges LLP is serving as legal counsel to Oak Hill Capital.

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About Dave & Buster’s, Inc.
Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of 56 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages.  Dave & Buster’s currently has stores in 24 states and Canada.  For additional information on Dave & Buster’s, please visit www.daveandbusters.com or call (214) 357-9588.

About Oak Hill Capital Partners
Oak Hill Capital Partners is a private equity firm with more than $8.4 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions.  Robert M. Bass is the lead investor.  Over a period of more than 24 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 60 significant private equity transactions.  Oak Hill Capital Partners is one of several Oak Hill partnerships, each of which has a dedicated and independent management team.  These Oak Hill partnerships comprise over $30 billion of investment capital across multiple asset classes.  For more information about Oak Hill Capital Partners, visit www.oakhillcapital.com.

About Wellspring Capital Management

Wellspring Capital Management, founded in 1995, is a leading middle-market private equity firm that manages more than $2 billion of private equity capital.  The firm’s objective is to bring partnership, experience and value creation to each investment.  By teaming up with strong management, Wellspring is able to unlock underlying value and pursue new growth opportunities through strategic initiatives, operating improvements and add-on acquisitions.  The firm functions as a strategic rather than tactical partner, providing management teams with top-line support, M&A experience and financial expertise, and access to resources.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the future performance or financial condition of Dave & Buster’s or Oak Hill Capital following the acquisition of Dave & Buster’s. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Dave & Buster’s filings with the Securities and Exchange Commission. Neither Dave & Buster’s nor Oak Hill Capital undertakes any duty to update any forward-looking statements made herein.

Media Contacts

For Dave & Buster’s:

April Spearman, Vice President of Marketing
(214) 904-2201

For Oak Hill Capital Partners:

Kekst and Company
Lin-Hua Wu / Sofia Mata-Leclerc
(415) 391-4665
lin-wu@kekst.com

For Wellspring Capital Management:

Kekst and Company
Mark Semer / Micheline Tang
(212) 521-4800
micheline-tang@kekst.com